CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Other Service Providers,” and “Financial Highlights” in the Proxy Statement/Prospectus of the Touchstone Credit Opportunities Fund (a series of the Touchstone Strategic Trust) and Touchstone Credit Opportunities Fund II (formerly Touchstone Arbitrage Fund, a series of the Touchstone Funds Group Trust) and to the incorporation by reference of our reports dated August 17, 2018 and November 19, 2018, respectively, on the financial statements and financial highlights of Touchstone Credit Opportunities Fund and Touchstone Credit Opportunities Fund II included in the Annual Report to Shareholders for the fiscal years ended June 30, 2018 and September 30, 2018, respectively, incorporated by reference in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
June 24, 2019